Code of Ethics

Ariel Investment Trust, Ariel Investments, LLC, Ariel Distributors, LLC, Ariel Alternatives, LLC, and Project Black Management Company, LLC

As amended December 31, 2023

A. Applicability

Ariel Personnel – You are subject to this Code of Ethics (“Code”) if you are an employee or officer of Ariel Investments, LLC (“Ariel Investments”), Ariel Distributors, LLC (“Distributor”), Ariel Capital Management Holdings, Inc. (“ACM Holdings”), Ariel Alternatives, LLC (“Ariel Alternatives”) or Project Black Management Company, LLC (“Project Black ManCo”). Consultants or interns for these entities may be subject to this Code as determined by these entities’ respective Chief Compliance Officers.

Disinterested Trustees – “Disinterested Trustees” means an independent trustee of Ariel Investment Trust (“Trust”) who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “1940 Act”). Disinterested Trustees are access persons of each series of the Trust (“Trust Fund”). If you are a Disinterested Trustee, you are subject to Code Section B “Governing Principles” with respect to the Trust Funds. You are not subject to Code Sections D, F, G and H. You are also not subject to Code Section E except for Section E.9, which sets forth your Code reporting obligations.

Outside Board Members – “Outside Board Members” refers to any member of the board of directors or the board of managers of Ariel Investments, Ariel Alternatives and/or Project Black ManCo who is not an employee of Ariel Investments, Ariel Alternatives or Project Black ManCo and does not receive any Confidential Trading Information (as defined below) or Pre-Acquisition Confidential Information (as defined below). Outside Board Members are deemed to be access persons. That said, Outside Board Members are only subject to Code Section B “Governing Principles” with respect to all Clients of the entity for which they serve and to Code Section E.10 reporting obligations.

Covered Board Members – “Covered Board Members” refers to any Outside Board Member who receives Confidential Trading Information or Pre-Acquisition Confidential Information. Upon receipt of such information, a Covered Board Member will become subject to the Code’s personal securities provisions to the extent determined by the relevant entity’s Chief Compliance Officer (in accordance with the federal securities laws). For example, if an Outside Board Member of either Ariel Alternatives or Ariel Investments receives Pre-Acquisition Confidential Information, such person will become subject to the personal securities Code provisions set forth in Code Sections D, E and F. As of the date of this Code, there are no Covered Board Members of either Ariel Investments or Ariel Alternatives.

Ariel Entities – Ariel Investments, the Distributor, ACM Holdings, Ariel Alternatives and Project Black ManCo are subject to all sections of the Code pertaining to their respective investments in securities.

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B. Governing Principles

At all times, the interests of our Clients/Trust Funds must come first. To that end, you must:

•Be vigilant in maintaining the integrity of our business by promoting ethical conduct, creating a culture of compliance and avoiding any actual or potential conflicts of interest or any abuse of our position of trust and responsibility in our activities;

•Comply with applicable securities laws and regulations;1 and

•Conduct your personal securities transactions and other activities in a manner consistent with, and in compliance with, this Code, which includes our Insider Trading Policy and Procedures set forth in Exhibit A.

In connection with a purchase or sale, directly or indirectly, of a Security Held or to Be Acquired by any Client/Trust Fund, you may not:

•Employ any device, scheme or artifice to defraud any Client/Trust Fund;

•Make any untrue statement of a material fact to, or omit to state a material fact to, any Client/Trust Fund;

•Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any Client/Trust Fund; or

•Engage in any manipulative practice with respect to any Client/Trust Fund.

C.Definitions

1.Reportable Security. The term “Reportable Security” means any:

•Stock;

•Share of any mutual fund advised or sub-advised by Ariel Investments (“Ariel-advised mutual funds” which includes, but is not limited to, the Trust Funds);

•Share of any closed-end fund (a limited structured fund that raises a fixed amount of capital through an initial public offering traded on a stock exchange) or exchange-traded fund (“ETF”);

•Share issued in any “Limited Offering” (as defined in Section C.13), including any limited partnership interests in a private fund advised by Ariel Investments, Ariel Alternatives, and/or Project Black ManCo;

•Interest in limited partnerships and limited liability companies, generally;

•Note;

•Treasury stock;

•Security future;

•Bond, debenture or evidence of indebtedness;

1These securities laws and regulations include the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934, the 1940 Act, and the Investment Advisers Act of 1940 (the “Advisers Act”), each, as amended, and the rules and regulations promulgated thereunder, and all other applicable Federal securities laws (as defined under Rule 38a-1 of the 1940 Act and Rule 204A-1 of the Advisers Act), and applicable rules of the Financial Industry Regulatory Authority.

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•Municipal bond or interest in a Section 529 plan;

•Certificate of interest or participation in any profit-sharing agreement;

•Collateral-trust certificate, voting-trust certificate, pre-organization certificate, or subscription;

•Transferable share;

•Investment contract (which may include an interest in a limited partnership or a limited liability company);

•Certificate of deposit for a security versus a certificate of deposit offered by a bank;

•Fractional undivided interest in oil, gas or other mineral rights;

•Any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), including those entered into on a national securities exchange relating to foreign currencies;

•In general, any interest or instrument commonly known as a “security;”

•Certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing; and/or

•Initial coin offering, which is an offering involving the exchange of currency for a digital asset, such as bitcoin. These offerings can be structured as either an “initial public offering” or a “limited offering.” Which of these two terms applies to an individual initial coin offering will be based upon the definitions of those terms as written in this Code.

Reportable Security does not include:

•Direct obligations of the U.S. Government, such as U.S. bonds or treasuries;

•Bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments (including repurchase agreements);

•Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies (such as some variable annuities or other variable life insurance products) where none of the open-end investment companies are advised or sub-advised by Ariel Investments, Ariel Alternatives, and/or Project Black ManCo; and/or

•Shares of registered open-end investment companies or series where Ariel Investments, Ariel Alternatives and/or Project Black ManCo does not act as an investment adviser or sub-adviser.

Special Note: “Open-end investment companies” are commonly referred to as “mutual funds” and can be distinguished from closed-end funds and ETFs based on the fact that open-end investment companies, unlike closed-end funds and ETFs, stand ready to redeem their shares and typically do not trade on a stock exchange.

2.Reportable Account. A Reportable Account is an account at a broker, dealer, bank or other financial institution in which transactions in Reportable Securities may be executed. These accounts include Section 529 plans and retirement plan accounts, such as 401(k) and 403(b) plans, if the account is self-directed and can execute transactions in a Reportable Security.

Special Note: A Reportable Account does not include an account held directly with an open-end investment company that is not advised or sub-advised by Ariel Investments (e.g., a direct account with the Longleaf Funds).

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3.Advisory Person or You. An Advisory Person or You refers to:

•Any director, trustee, officer or employee of Ariel Investments, ACM Holdings, the Trust, the Distributor, Ariel Alternatives or Project Black ManCo;

•Any Outside Board Member;

•Any natural person in a control relationship to Ariel Investments, the Trust, the Distributor, ACM Holdings, Ariel Alternatives or Project Black ManCo who obtains information concerning purchases or sales of a Security Held or to Be Acquired (as defined in Section C.15 below) by a Client; and

•ACM Holdings, Ariel Investments, the Distributor, Ariel Alternatives and Project Black ManCo.

4.Ariel Investments Separate Account. Ariel Investments Separate Account refers to accounts that are:

•Separately managed by Ariel Investments on your behalf as a Client (or on behalf of your “Immediate Family Member” or “Domestic Partner” living in the same household, as defined in Code Sections C.11 and C.12 below);

•Traded and managed in accordance with Ariel Investments’ investment strategies; and

•Subject to Ariel Investments’ trading procedures.

5.Beneficial Ownership. You have a “Beneficial Ownership” of a Reportable Security or Reportable Account when you, or an “Immediate Family Member” or “Domestic Partner” living in the same household (as defined in Code Sections C.11 and C.12 below), directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•Investment power or discretion in respect to:

–A Reportable Security (the power or discretion to direct the purchase or sale of a Reportable Security) or

–A Reportable Account; or

•The opportunity, directly or indirectly, to profit or share in the gains, losses, dividends, or interest obtained from:

–A Reportable Security transaction or holding or

–Transactions or holdings in a Reportable Account.

Special Note: Situations wherein you, your Immediate Family Member or Domestic Partner may have Beneficial Ownership of a Reportable Security or a Reportable Account subject to this Code’s requirements include engagement in investment activities via powers of attorney, estate executor activities, and service on any board or committee for any organization (including non-profit organizations) which has decision-making authority over securities investments for the organization.

6.Client. A “Client” refers to any person or entity for which Ariel Investments, Ariel Alternatives or Project Black ManCo manages investments or otherwise acts as investment adviser, including all Ariel-advised mutual funds.

7.Chief Compliance Officer. “Chief Compliance Officer” refers to Ariel Investments’, Ariel Alternatives’ and/or Project Black ManCo’s Chief Compliance Officer, as applicable.2

2In the event that Ariel Investments’, Ariel Alternatives’ or Project Black ManCo’s Chief Compliance Officer has a conflict, is unavailable or unable to

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8.Control. “Control” means the power to exercise a controlling influence over a company’s management or policies, unless such power is solely the result of an official position with that company. Any person who beneficially owns more than 25% of the voting securities of a company is presumed to control such company, unless the Chief Compliance Officer decides otherwise.3

9.Directly or Indirectly. For purposes of the prohibition in Section B on purchases or sales of Reportable Securities, “directly or indirectly” refers to any transaction involving

•Any other security of the same issuer; or

•Any derivative security or other instrument relating to the same security or any other security of the same issuer, including any option to purchase or sell the security, any security convertible into or exchangeable into the security, and any related futures contract.

10.Discretionary Account. “Discretionary Account” means a Reportable Account over which:

•You or an Immediate Family Member or Domestic Partner has no direct or indirect influence or control;

•You or an Immediate Family Member or Domestic Partner does not receive notice of transactions prior to execution; and

•A person or entity not subject to the Code has sole investment power.

11.Domestic Partner. The term “Domestic partner” means a person, 18 years of age or older:

•To whom you are neither married nor related;

•With whom you live in the same residence and intend to do so indefinitely; and

•With whom you have an exclusive committed relationship.

12.Immediate Family Member. The term “Immediate Family Member” means a member of your immediate family sharing your household. “Immediate family” means son, daughter (including a legally adopted child) or any descendants of either, stepson or stepdaughter, son-in-law, daughter-in-law, father or mother or any ancestor of either, stepfather or stepmother, mother-in-law or father-in-law, siblings or siblings-in- law, and spouse.

13.Limited Offering. The term “Limited Offering” means an offering that is exempt from registration with the Securities and Exchange Commission. Examples of limited offerings include private placements and interests in limited partnerships and limited liability companies.

14.Purchase or Sale of a Reportable Security. The term “Purchase or Sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security, and the exercise of that option.

15.Security Held or to Be Acquired. “Security Held or to Be Acquired” by any Client means:

•Any Reportable Security which, within the most recent 15-day period* is or has been:

–Held by any Client in any Ariel Investments or Ariel Alternatives strategy (as applicable); or

–Considered by Ariel Investments or Ariel Alternatives for purchase or sale by any Client in any act, then the following people, in the following order, will assume the role of “Chief Compliance Officer”: Ariel Investments’, Ariel Alternatives’ and/or Project Black ManCo’s General Counsel; Ariel Investments’ President, Ariel Alternatives’ Chief Executive Officer and/or Project Black ManCo’s Executive Chairman; or any Ariel Investments Executive Vice President, Ariel Alternatives Senior Managing Director and/or Project Black ManCo Senior Managing Director not involved in the proposed transaction.

3Please note that beneficial ownership may be either direct or through one or more controlled companies.

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Ariel Investments or Ariel Alternatives strategy; and

•Any option to purchase or sell, and any security convertible into or exchangeable for, any Reportable Security described in the bullet point above.

A Reportable Security is or has been considered for purchase or sale when, within the most recent 15-day period, a recommendation to purchase or sell a Reportable Security has been made and communicated and remains in effect and, with respect to the person making the recommendation, the point in time when such person seriously considers making such a recommendation.

*The “most recent 15-day period” when analyzing actual purchases or sales of Reportable Securities is the seven calendar days before or after the transaction.

16.Confidential Trading Information. An Outside Board Member has received Confidential Trading Information if that member is informed of non-public information regarding Ariel Investments’ planned purchase or sale of securities on behalf of clients or recommendations of securities to clients.

17.Pre-Acquisition Confidential Information. An Outside Board Member has received Pre-Acquisition Confidential Information if that member is informed of the identity of a prospective portfolio company in which any client of Ariel Alternatives may invest (a “Prospective Company”) or information that would reasonably allow such person to determine the identity of a Prospective Company, prior to the acquisition of such Prospective Company. For the avoidance of doubt, Pre-Acquisition Confidential Information does not include Prospective Company confidential information that is anonymized or post-acquisition receipt of any portfolio company information, even if not anonymized.”

D.Prohibited Actions Relating to Reportable Securities Applicable to Ariel Personnel and Entities

1.These prohibitions apply to all Reportable Securities in which you have Beneficial Ownership.

2.Purchases or Sales by Advisory Persons of a Security Held or to Be Acquired by or for Any Client. Advisory Persons associated with Ariel Investments may not purchase or sell any Security Held or to be Acquired by or for any Ariel Investments Client. Advisory Persons associated with Ariel Alternatives may not purchase or sell any Security Held or to be Acquired by or for any Ariel Alternatives Client.

There is one exception to this prohibition and that is with respect to sales of such a security, and not purchases, so long as the Chief Compliance Officer has determined that the sale is de minimis and there are no pending client orders for the same security. A transaction generally will be deemed de minimis if the transaction, aggregated with all your transactions in the same (or equivalent) security during the thirty (30) days prior to the request, involves fewer than 500 shares with a gross amount of $25,000 or less in an issuer with a market capitalization of $5 billion or more.

To monitor this prohibition:

•Ariel Investments Chief Compliance Officer will maintain:

–A restricted list consisting of those securities held for any Ariel Investments Client and

–A watch list consisting of those securities to be acquired by or for any Ariel Investments Client.

•Ariel Alternatives Chief Compliance Officer will maintain:

–A restricted list consisting of those securities held for any Ariel Alternatives Client and

–A watch list consisting of those securities to be acquired by or for any Ariel Alternatives Client, or with respect to which Ariel Alternatives, its personnel or such Ariel Alternatives Client has

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material non-public information, e.g., securities with respect to which Ariel Alternatives or such Ariel Alternatives Client has entered into a non-disclosure or similar agreement.

3.Inducing a Client to Take Action. You may not intentionally induce or cause any Client to take action or to fail to take action, in order to obtain a personal benefit. For example, you may neither have a Client purchase a Reportable Security you own in order to support or drive up the security’s price, nor stop a Client from selling a Reportable Security in order to protect the value of your investment.

4.Personal Profit from Knowledge of Client Transactions. You may not use actual knowledge of Client transactions to profit from such transactions.

5.Failure to Make Recommendations. You may not intentionally fail to consider the purchase of, or fail to purchase, a Reportable Security for a Client in order to avoid the appearance of a conflict arising from a personal transaction in that security.

6.Prohibition of Certain Short-Term Trading.4 You may not:

•Profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Reportable Securities (excluding Ariel-advised mutual fund shares) within sixty (60) calendar days after the trade date;

•Sell, redeem or exchange shares of Ariel-advised mutual funds within sixty (60) calendar days after buying such shares;

•Write an option on a Reportable Security if the option will expire in less than sixty (60) calendar days; or

•Exercise an option on a Reportable Security within sixty (60) calendar days of purchase of the option.

7.Insider Trading Prohibition. You may not engage in insider trading which includes:

•Transacting in any security, either personally or on behalf of others, when in possession of material, nonpublic information regarding the security and/or

•Communicating material, nonpublic information regarding a security to others who then transact in the security.

See the Insider Trading Policy and Procedures set forth in Exhibit A for more details.

The Chief Compliance Officer for Ariel Investments and Ariel Alternatives will maintain a separate MNPI list for each entity that identifies all securities for which that entity’s employees have material nonpublic information.

E. Reporting and Prior Approvals

1.These reporting and prior approval provisions apply to all Reportable Securities and Reportable Accounts in which you have Beneficial Ownership.

2.Initial and Annual Disclosure.

•Within ten (10) days of becoming an Advisory Person, you must:

–Report all your Reportable Accounts and holdings of Reportable Securities as of a date no more

4With respect to short term trades, the Code looks to the last transaction you made in the same (or equivalent) Reportable Security in any of your reportable accounts. Please note the exemption to this prohibition for systematic investment programs or dividend reinvestments set forth in Code Section F.1

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than 45 days prior to the date on which you became an Advisory Person; and

–Execute the Code of Ethics Certification (Exhibit C).

•On an annual basis, you must:

–Report no later than January 30 all your Reportable Accounts and holdings of Reportable Securities as of December 31; and

–Execute the Code of Ethics Certification (Exhibit C).

Special Note: As indicated in Section E.6 below, you are limited to having Reportable Accounts at only certain firms acceptable to the Chief Compliance Officer.

3.Duplicate Transaction Confirmations and Account Statements. You must provide, or direct your broker to supply to, the Chief Compliance Officer with duplicate copies of transaction confirmations and account statements pertaining to all your Reportable Accounts. These confirmations and account statements are due no more than thirty (30) days after they become available to you.

4.Quarterly Reporting. You must report no later than thirty (30) days after the end of each calendar quarter to the Chief Compliance Officer:

•All your transactions in Reportable Securities that took place during the prior calendar quarter; or

•If no such transactions took place, the fact that no such transactions took place.

5.Prior Approval of the Purchase and Sale of Reportable Securities. You must obtain prior written approval of the Chief Compliance Officer before executing the purchase or sale of any Reportable Security. The Chief Compliance Officer has discretion to place conditions on such approvals. Unless otherwise determined by the Chief Compliance Officer, all approvals expire at the close of the business day following the date of approval.

•Prior Approval of Initial Public Offerings and Limited Offerings. In reviewing requests for approval of a transaction involving an initial public offering or Limited Offering, the Chief Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for Clients and whether the opportunity is being offered to you by virtue of your position with the Trust, Ariel Investments, Ariel Alternatives or Project Black ManCo. If you have received approval to acquire these Reportable Securities, you must disclose such investments whenever you are involved in an Ariel entity’s subsequent consideration of these investments for any Client.

•Exemption for Purchases, Sales, Redemptions, or Exchanges of Ariel Investments-Advised Open End Mutual Fund Shares and Municipal Securities (including Section 529 Plan Interests). Your purchase, sale, redemption, or exchange of Ariel Investments-advised open end mutual fund shares or municipal securities (including Section 529 Plan Interests) does not require the prior approval of the Chief Compliance Officer, provided that you report such transaction in your quarterly transaction report, as required by Section E.4 above.

Special Note: Ariel Investments-advised ETFs are not exempted from this requirement.

6.Opening Reportable Accounts – Prior Approval and Immediate Reporting.

Accounts Requiring Immediate Reporting. For the following Reportable Accounts, you must report the account opening to the Chief Compliance Officer on the same day as the account’s inception (you do not need to obtain prior approval):

• Reportable Accounts at firms identified as acceptable to the Chief Compliance Officer, all of which are

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identified within Ariel’s code of ethics compliance system and either currently provide such system employee trading feeds or are 529 plan accounts;

•A direct account with any Ariel-advised mutual fund (i.e., an account in which you can buy, sell, redeem or exchange shares of the Ariel-advised open end mutual funds only);

•Any account in which only transactions in municipal securities are permitted (such as Section 529 plans);

•A compensation or retirement plan connected with employment (such as 401(k) and stock option plans) in which you could own a Reportable Security;

•IRA account transfers (within the same firm, or to a firm that has been identified as acceptable to the Chief Compliance Officer as referenced in the first bullet point directly above);

•Changes to the registered name on an account; and

•Transfers to a living trust for the benefit of a shareowner or your spouse (within the same firm).

Accounts Requiring Prior Approval. You must obtain prior written approval of the Chief Compliance Officer before opening any other Reportable Account. Note: generally, you are limited to Reportable Accounts at only certain firms acceptable to the Chief Compliance Officer all of which are identified within the Ariel entities’ code of ethics compliance system and either currently provide such system employee trading feeds or are 529 plan accounts.

Special Note: The only compensation or retirement plans that need to be reported are those plans in which the plan participant has the option of investing in any Reportable Security. For example, if your spouse has a 401(k) plan that can only invest in open-end mutual funds excluding Ariel-advised mutual funds, then you do not need to report that account.

7.Reporting of Outside Board Member’s Receipt of Confidential Trading Information or Pre-Acquisition Confidential Information. You must notify the Chief Compliance Officer immediately upon becoming aware that an Outside Board Member has received Confidential Trading Information or Pre-Acquisition Confidential Information.

8.Reporting Code Violations. You must report promptly to the Chief Compliance Officer any and all Code violations, regardless of whether you are responsible for the violation. Failure to report any Code violation is itself a Code violation.

9.Reporting Obligations of Disinterested Trustees.

•Code of Ethics Certification – Within ten (10) days of being designated a Disinterested Trustee, and thereafter on an annual basis, each Disinterested Trustee must execute the Code of Ethics Certification for Disinterested Trustees, including the affirmation that he or she has read the Code and understands that it applies to him or her (Exhibit C).

•Transaction Reporting Requirements – No later than 30 days after the end of each calendar quarter, each Disinterested Trustee must report to the Chief Compliance Officer any transaction executed during such calendar quarter in a Reportable Security in which such Disinterested Trustee had a Beneficial Interest if the Disinterested Trustee knew, or in the ordinary course of fulfilling his or her official duties as an Disinterested Trustee should have known, that during the 15-day period immediately before or after the date of such transaction:

–A Trust Fund purchased or sold such Reportable Security, or

–Ariel considered purchasing or selling such Reportable Security for a Trust Fund.

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No reporting requirement exists if a Disinterested Trustee purchases a security and then subsequently learns that Ariel, within the 15-day reporting period, purchased, sold or considered a purchase or sale of the same security for a Trust Fund.

10.Reporting Obligations of Outside Board Members.

•Code of Ethics Certification – Within ten (10) days of being designated an Outside Board Member, and thereafter on an annual basis, each Outside Board Member must execute the Code of Ethics Certification for Outside Board Member, including the affirmation that he or she has read the Code and understands that it applies to him or her (Exhibit C).

•Transaction Reporting Requirements – Each Outside Board Member should consult with the Chief Compliance Officer prior to executing any transaction in which such Outside Board Member knows, or in the ordinary course of fulfilling his or her official duties as an Outside Board Member should know, that during the 15-day period immediately before or after the date of such transaction:

–A Client has purchased or sold or is expected to purchase or sell such Reportable Security, or

–Ariel has considered or is considering purchasing or selling such Reportable Security for a Client.

•Confidential Trading Information and Pre-Acquisition Confidential Information – Each Outside Board Member must notify the Chief Compliance Officer immediately upon becoming aware that he or she has received Confidential Trading Information or Pre-Acquisition Confidential Information. An Outside Board Member in receipt of such information will become subject to the Code to the extent determined by the relevant Chief Compliance Officer (in accordance with the federal securities laws).

F. Exempt Transactions

1.The prohibitions of Section D and the obligations imposed by Sections E.4 and E.5 do not apply to:

•Involuntary Transactions. Purchases or sales of securities that are non-volitional on the part of either the Advisory Person or a Client;

•Dividend Reinvestments. Purchases that are part of an automatic dividend reinvestment plan;

•Pro Rata Rights. Purchases effected upon the exercise of rights issued by the issuer proportionately to all holders of a class of its securities and sales of such rights so acquired;5 or

•Systematic Investment Plans. Purchases or sales transacted through a systematic (or automatic) plan involving predetermined amounts on predetermined dates.

2.Exemption for Discretionary Accounts and Ariel Investments Separate Accounts. The prohibitions of Section D, the reporting obligations imposed by Sections E.3, E.4 and E.5, and the reporting obligations imposed by Section E.2 relating only to Reportable Securities do not apply to any Discretionary Account or Ariel Investments Separate Account. To qualify for this exemption:

•You must report your Discretionary Account(s) or Ariel Investments Separate Account as required by Section E.2 of the Code, but need not report the securities held in these accounts;

•You must request the Chief Compliance Officer’s written approval to open any new Discretionary Account(s) or Ariel Investments Separate Account as required by Section E.6 of the Code;

5This exemption applies only to the extent such rights were acquired from such issuer.

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•With respect to Discretionary Accounts only, you must provide initial and annual certifications as described in the Supplemental Procedures for “Blind” Trusts and Discretionary Accounts attached as Exhibit B; and

•With respect to Ariel Investments Separate Accounts for which you serve as a portfolio manager, you must obtain prior written approval of the Chief Compliance Officer:

–To make any transactions in your Ariel Investments Separate Account that are different from transactions made for other Clients invested in the same strategy; or

–To refrain from making transactions in your Ariel Investments Separate Account that you are making for other Clients invested in the same strategy.

Special Note: The Chief Compliance Officer has authority under this Code to determine at any time whether a particular account qualifies or continues to qualify as a Discretionary Account, whether additional information should be provided by the relevant person(s) or whether additional steps must be taken by the relevant person(s) in order to maintain Discretionary Account status for the relevant account.

3.Exemption for Purchases and Sales of Units of Ariel Investments and Shares of ACM Holdings. The reporting obligations imposed by Sections E.2 through E.6 do not apply to the purchase or sale of Ariel Investments units and shares of ACM Holdings. Nevertheless, within 30 days after each quarter end, Ariel Investments’ Finance Department will provide the Chief Compliance Officer with a list of:

•Your transactions in Ariel Investments units and ACM Holdings shares during the prior quarter; and

•Your holdings in Ariel Investments units and ACM Holdings shares.

4.Exemption for Purchases and Sales of Reportable Securities in Ariel Employees’ Profit Sharing and Savings Plan & Trust. The reporting obligations imposed by Sections E.2 through E.6 do not apply to the purchase or sale of Reportable Securities in Ariel Investments, Ariel Alternatives, and/or Project Black ManCo Employees’ Profit Sharing and Savings Plan & Trust (the “Profit Sharing Plan”). Nevertheless, within 30 days after each quarter end, Ariel Investments’ and Ariel Alternatives’ Finance Department will provide the Chief Compliance Officer with a list of all the Profit Sharing Plan’s transactions in Reportable Securities during the prior quarter. Additionally, within 30 days after each year end, Ariel Investments’, Ariel Alternatives’ and/or Project Black ManCo’s Finance Department will provide the Chief Compliance Officer with a list of all employees’ Profit Sharing Plan holdings in Reportable Securities as of December 31.

Special Note: The Profit Sharing Plan is Ariel Investments, Ariel Alternatives and/or Project Black ManCo’s U.S. based employees’ 401(k) plan. This exemption is applicable only to Ariel Investments’, Ariel Alternatives’ and/or Project Black ManCo’s U.S. based employees.

5.Limited Exemption for Exercise of Options Received as Compensation Followed by Sale of Resulting Shares. The prohibitions of Section D.6 (short-term trading’s 60 day rule) do not apply to the exercise of a company’s options received as compensation followed by the sale of the resulting company shares within sixty calendar days after exercising the options so long as:

•The company shares at issue are currently not a Security Held or to Be Acquired by any Client; and

•You obtain prior written approval of the Chief Compliance Officer pertaining to these transactions in accordance with Section E.5.

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6.Exemption for the Distributors’ Outsourced Financial Operations Professional. The following sections do not apply to the Distributor’s Outsourced Financial Operations Professional (“FINOP”):6

•The prohibitions of Code Section D.1 through Section D.6;

•Code Section E.2’s annual reporting of Reportable Accounts and holdings of Reportable Securities;

•The quarterly reporting obligations of Code Section E.4; and

•The prior approval obligations of Code Section E.5 except that the FINOP must obtain prior written approval of Limited Offerings.

Special Note: For Outside Employment, the FINOP need only obtain prior written approval from the Chief Compliance Officer.

G. Gifts and Entertainment

1.The giving or receiving of gifts or business entertainment could give rise to a potential or actual conflict of interest, such that the gift or entertainment is provided as a kickback or quid pro quo.

2.Definitions for the purposes of this section:

•“Ariel Business Partner” is a Client, prospective Client or any person or entity that does or seeks to do business with or on behalf of Ariel Investments, Ariel Alternatives, Project Black ManCo, or the Distributor.

•“Gift” is any item, service or accommodation of value. A gift can include meals, refreshments, goods, services, and tickets to entertainment or sporting events. Promotional items of nominal value that are widely distributed and display a gift giver’s logo, such as golf balls, shirts, towels, and pens, do not fall within the definition of “gift.”

•“Business entertainment” is generally in the form of a social event, hospitality event, meal, leisure activity or event of like nature or purpose in which an Ariel Investments, Ariel Alternatives or Project Black ManCo employee is in attendance as the host and an Ariel Business Partner is in attendance as the guest, or vice versa. This includes virtual entertainment and includes food or beverages provided for a meeting held by video conference.

3.No Ariel Investments, Ariel Alternatives, Project Black ManCo or Distributor employee may accept gifts, favors, entertainment, special accommodations, or other things of material value that could influence their decision-making or make them feel beholden to any person or firm.

4.No Ariel Investments, Ariel Alternatives, Project Black ManCo or Distributor employee may give or accept:

•Any cash gifts or cash equivalent gifts (e.g., an American Express gift certificate) to or from any Ariel Business Partner; or

•Extravagant or excessive business entertainment to or from any Ariel Business Partner. Ariel Investments, Ariel Alternatives, Project Black ManCo or Distributor employees may provide or accept a business entertainment event, such as dinner or a sporting event, of reasonable value, if the person or entity providing the entertainment is present. If you have questions as to whether entertainment is

6The Distributors’ FINOP is not an employee of any other Ariel entity and therefore, with respect to personal securities trading, is subject to the obligations of FINRA Rules 3210 and 3280 only. FINRA Rule 3210 requires, among other things, that this employee obtain the Distributors’ prior approval to open any account in which the employee has a beneficial interest and securities transactions can be effected. FINRA Rule 3280 requires that this employee obtain prior written approval of any participation in a private securities transaction.

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extravagant or excessive, please consult with the Chief Compliance Officer.

5.With respect to non-cash gifts, the following rules apply:

•Ariel Investments or Distributor employees cannot give or accept any non-cash gift having a value of more than $100 to or from any Ariel Business Partner, noting that Distributor registered representatives and principals cannot give non-cash gifts totaling more than $100 per person per year.

•Ariel Alternatives and Project Black ManCo employees cannot give or accept any non-cash gift having a value of more than $250 to or from any Ariel Business Partner. If such an employee is also employed by Ariel Investments or the Distributor, the employee is subject to the $100 gift limit described directly above.

6.Prior to giving a gift and/or entertainment to employees, agents or representatives of a Client, Ariel Investments, Ariel Alternatives, Project Black ManCo and Distributor employees must ensure they are in compliance with the Client’s gifts and entertainment policy (as reflected in the applicable Ariel entity’s Client file).

7.Prior to giving a gift, entertainment or other payments to employees, agents or representatives of a governmental entity or ERISA plan, Ariel Investments, Ariel Alternatives, Project Black ManCo or Distributor employees should consult with the Chief Compliance Officer because of limitations and/or prohibitions imposed on such giving by foreign, federal, state, and local laws.7 For example:

•State and local ethics laws, regulations or rules may limit or prohibit the giving of gifts, entertainment or other payments to various state or local governmental entities, agencies and employees.

•The U.S. Department of Labor’s ERISA law limits gifts, entertainment or payments to ERISA plans, or certain persons associated with such plans to not more than $250 per person per year.

•The U.S. and some foreign governments prohibit gifts, entertainment or payments to foreign government officials.

No Ariel Investments, Ariel Alternatives, Project Black ManCo or Distributor employee may provide any gifts or entertainment to any member of the United States Congress or their staff unless the entertainment falls under one of three categories:

•Receptions. “Finger food” and/ or drinks offered at a reception, but not part of a meal;

•Widely-attended event (25 or more attendees from more than one company) if the United States congressperson or staffer is a speaker or panel participant presenting information related to congress, a matter before congress or performing a ceremonial function appropriate to the person’s official position;

•Official Duty-Attendance is appropriate to the person’s official duties, such as meeting with constituents;

•Unsolicited free attendance to a charitable event.8

8.Prior to giving gifts or business entertainment to the Trust’s independent trustees, Ariel Investments, the Distributor or these entities’ employees must obtain the prior written approval of the Trust’s Chief Compliance Officer.

9.The provision of gratuities to service providers to whom providing gratuities is customary is excluded from

7In connection with the provision of anything of value to foreign governmental officials and others, please also reference the anticorruption guidelines for Ariel Investments, Ariel Alternatives, Project Black Management Company and Ariel Distributors.

8This prohibition is required for firms that hire an outside federal lobbying firm to work on its behalf.

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these gift-giving prohibitions.

10.Reporting: All Ariel Investments, Ariel Alternatives, Project Black ManCo or Distributor employees are required to report gifts and business entertainment received and given as outlined in guidelines provided by separate memorandum.

H.Outside Employment, Investment Service and Governmental Service

1.All Ariel Investments, Ariel Alternatives, Project Black ManCo or Distributor employees must obtain prior written approval from their supervisor, the Chief Human Resources Officer and the Chief Compliance Officer before accepting:

•Outside employment, which includes any business activity for which the employee receives compensation (“Outside Employment”),

•A role on any board or committee for any organization (including non-profit organizations) which has decision-making authority over securities investments for the organization (“Investment Service”), and

•A position with a governmental entity (“Governmental Service”).

In evaluating requests for Outside Employment, Investment Service or Governmental Service (collectively referred to as an “Outside Activity”), the supervisor, Chief Human Resources Officer and Chief Compliance Officer will consider the following, among other, factors:

•Whether the Outside Activity creates an actual or potential conflict of interest;

•Whether the purpose and duties of the Outside Activity is consistent with the Ariel entity(ies) for which the employee works;

•Whether there is a risk that Ariel Investments, Ariel Alternatives, Project Black ManCo or the Distributor will be seen as associated with the Outside Activity; and

•Whether employee will be involved in the financial decisions of the outside employer, organization or governmental entity, as applicable, and the resulting risks to Ariel Investments, Ariel Alternatives, Project Black ManCo and the Distributor.

Initially (upon hire) and annually, all Ariel Investments, Ariel Alternatives, Project Black ManCo, and Distributor employees must report all such outside business activities via a certification process initiated by the compliance team.

The Outside Employment requirement does not extend to Ariel Alternatives and/or Project Black ManCo employees who are appointed to serve as directors of the privately held companies purchased by these advisers for their clients.

2.Service as a Director of a Publicly Traded Company. Ariel Investments, Ariel Alternatives, Project Black ManCo, and Distributor employees may serve on the board of directors of any publicly traded company only if the employee obtains prior written approval from the Chief Compliance Officer. The Chief Compliance Officer’s approval will be based upon a determination that such service is not inconsistent with the interests of any Client.

Special Note: Ariel Investments’ policy is to prohibit the purchase, on behalf of its clients, of those securities issued by a company for which an Ariel Investments employee serves as a director. Ariel Investments’ Chief Compliance Officer will provide relevant Ariel Investments staff with a list identifying those securities subject to this prohibition.

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3.Board Reporting. The Chief Compliance Officer will provide the following quarterly reporting to the following Boards:

•Ariel Investments Board of Directors and Ariel Investment Trust Board of Trustees - All outside employment involving service as a director of a publicly or privately held company by an Ariel Investments and/or Ariel Distributors employee approved by the Chief Compliance Officer during the prior quarter.

•Ariel Alternatives Board of Managers – All outside employment involving service as a director of publicly or privately held company by an Ariel Alternatives employee approved by the Chief Compliance Officer during the prior quarter, exclusive of service as a director of a company owned by Ariel Alternatives clients.

I. Enforcement and Sanctions

1.Penalties for Violations of this Code. The Chief Compliance Officer will take any action he/she deems appropriate against any Advisory Person who violates any provision of this Code. Such action may include:

•An oral reprimand, a written censure, fines (imposed in accordance with the Code’s penalty floor guidelines detailed by separate memorandum), the disgorgement of profits or the payment of avoided losses, requiring the sale of an improperly purchased security; and

•A recommendation to the appropriate executive officer(s), the Trust’s Board of Trustees, the Ariel Investments Board of Directors and/or the Ariel Alternatives Board of Managers that the Advisory Person’s duties be limited or that the Advisory Person be suspended or removed from office or have his employment terminated.

2.Reporting Code Violations to the Trust’s Board of Trustee’s, Ariel Investments’ Board of Directors and/or Ariel Alternatives Board of Managers. Each violation of this Code by Advisory Persons associated with the Trust and Ariel Investments will be reported to the Trust’s Board of Trustees and Ariel Investments’ Board of Directors at or before the respective Board’s next regular meeting. Violations of this Code by Advisory Persons associated with Ariel Alternatives will be reported to Ariel Alternatives Board of Managers. The Trust’s Board of Trustees, Ariel Investments Board of Directors and Ariel Alternatives Board of Managers may impose sanctions in addition to those imposed by the Chief Compliance Officer.

3.Safe Harbor from Sections E.5 and D.2 Violations. The Chief Compliance Officer may make a written determination that an Advisory Person who sold a de minimis position of a Reportable Security without obtaining prior approval did not violate Section E.5 of the Code.

4.Safe Harbor from Section E.6 Violations. The Chief Compliance Officer may make a written determination that an Advisory Person who opened a Reportable Account without reporting it on the same day as the account’s inception or obtaining prior approval did not violate Section E.6 of the Code if such person had not yet made any transactions in the applicable Reportable Account.

J. Administration of the Code

1.Administration of the Code. The Chief Compliance Officer will administer the Code, using reasonable diligence and instituting procedures reasonably necessary to prevent Code violations. Among other things, the Chief Compliance Officer will review reports submitted by Advisory Persons against pre-clearance requests, transaction confirmations and account statements on a quarterly basis, and look for unusual or very large trades, which may indicate insider trading.

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2.Recordkeeping. The Chief Compliance Officer will maintain a record of all Code violations, and of any action taken as a result of the violation. The record of violations will be maintained for five years in an easily accessible place.

3.List of Advisory Persons. The Chief Compliance Officer will prepare a list of the Advisory Persons, update the list as necessary, and maintain former lists.

4.Notice of Amendments to the Code. The Chief Compliance Officer will provide you with all Code amendments, and you will acknowledge receipt of all amendments.

5.Exceptions and Exemptions. The Chief Compliance Officer may grant an exception to or exemption from this Code to any person, transaction or series of transactions, provided that the exception or exemption is not contrary to the mandatory requirements of the 1940 Act or the Advisers Act. Exceptions or exemptions must be in writing and specify the Code section(s) from which the person, transaction or series of transactions is excepted or exempted, the reasons for the exception or exemption and any conditions related to the exception or exemption.

6.Annual Report for the Trust, Ariel Investments, Ariel Alternatives and Project Black ManCo. At least once a year, the Chief Compliance Officer will furnish to the Trust’s Board of Trustees, Ariel Investments’ Board of Directors, and Ariel Alternatives Board of Managers, and the respective Boards will consider, a written report that:

•Considers the Code’s adequacy and the effectiveness of its implementation;

•Describes any issues arising under the Code since the last annual report that are relevant to the respective Boards including, but not limited to, information about material violations of the Code and sanctions imposed in response to the material violations;

•For the Trust and Ariel Investments, certifies that the Trust, Ariel Investments and the Distributor have adopted procedures reasonably necessary to prevent violations; and

•For Ariel Alternatives and Project Black ManCo, certifies that Ariel Alternatives and Project Black ManCo have adopted procedures reasonably necessary to prevent violations.

7.Changes to the Code. The Trust’s Board of Trustees (including a majority of the Disinterested Trustees voting separately) will consider and determine whether to approve any material change to this Code at its next regular Board meeting after such change, and in no event more than six (6) months thereafter.

8.Maintaining Copies of Versions of the Code. A copy of each version of the Code will be maintained for five (5) years in an easily accessible place.

9.Disclosure. The Code will be described in the applicable Ariel entity’s Form ADV, Part 2A, and a copy of the Code will be provided to any Client or prospective Client upon request.

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Exhibit A

Insider Trading Policy and Procedures

1. Insider Trading Policy

As set forth in Code Section D.7, all directors, trustees, officers, board of manager members or employees of the Trust, Ariel Investments, Ariel Alternatives, Project Black ManCo and the Distributor are prohibited from trading in any security, either personally or on behalf of others, including Ariel Investments’ Clients such as the Trust and Ariel Alternatives’ and Project Black ManCo’s Clients, on the basis of material nonpublic information or communicating material nonpublic information to others in violation of the law. This conduct is frequently referred to as “insider trading.” Federal securities laws prohibit insider trading and such laws may extend to activities within and outside your duties at the Trust, Ariel Investments, Ariel Alternatives, Project Black ManCo, or the Distributor.

Ariel Investments, Ariel Alternatives, Project Black ManCo, and Distributor employees must notify the Chief Compliance Officer immediately if they have any reason to believe that a violation of this policy has occurred or is about to occur. Employee questions regarding this policy should be referred to the Chief Compliance Officer.

The term “insider trading” generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an “insider”) or to communication of material nonpublic information to others.

The law concerning insider trading is generally understood to prohibit:

•Trading by an insider, while in possession of material, nonpublic information; or

•Trading by a non-insider, while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•Communicating material nonpublic information to others.

Who is an Insider?

The concept of “insider” is broad, and includes a company’s officers, directors, trustees, and employees. Each director, trustee, officer, manager, or employee of the Trust, Ariel Investments, Ariel Alternatives, Project Black ManCo and the Distributor is considered an insider of his or her respective company or companies.

A person can be a “temporary insider” if he enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. Additionally, Ariel Investments, Ariel Alternatives, Project Black ManCo or the Distributor may become a temporary insider of a company they advise or for which they perform other services. To be an insider, the company must expect the outsider to keep the disclosed nonpublic information confidential, and the company’s relationship with an insider must at least imply such a duty.

What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. “Material Information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

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Information that should be considered as material includes, but is not limited to:

•Significant dividend increases or decreases;

•Significant earnings information or estimates;

•Significant changes in earnings information or estimates previously released by a company;

•Significant expansion or curtailment of operations;

•Significant increases or declines in orders;

•Significant merger, acquisition or divestiture proposals or agreements/

•Significant new products or discoveries;

•Extraordinary borrowing;

•Major litigation;

•Significant liquidity problems;

•Extraordinary management developments;

•Purchase or sale of substantial assets;

•Capital restructuring, such as exchange offers; and

•Block and/or Restricted Securities transactions.

Material Information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material. Similarly, prepublication information regarding reports in the financial press also may be deemed material. Moreover, advance reports of securities to be bought or sold by a large, influential institutional investor, such as the Trust, may be deemed material to an investment in those portfolio securities.

Advance knowledge of important proposed government regulation, for example, could also be deemed material information regarding companies in regulated industries.

What is Nonpublic Information?

Information is nonpublic until it has been broadly distributed to the public marketplace. For example, information is public after it has become available to the general public through a public filing with the Securities and Exchange Commission or some other governmental agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation or the internet, and after sufficient time has passed so that the information has been widely distributed.

Penalties for Insider Trading.

Civil and criminal penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

•Civil injunctions;

•Treble damages;

•Disgorgement of profits;

•Jail sentences;

•Civil fines for the person who committed the violation of up to three times the profit gained, or loss

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avoided, whether or not the person actually benefited;

•Civil fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; and

•Criminal fines of up to $5,000,000 for individuals or $25,000,000 for non-natural persons.

In addition, employee violations of this policy can be expected to result in serious sanctions by Ariel Investments, Ariel Alternatives, Project Black ManCo and/or the Distributor, including dismissal.

2. Identifying Inside Information

Before any Ariel entity employee covered by this policy executes any trade for the employee or on the behalf of others, including the Trust, in the securities of a company about which the employee may have potential inside information, the following questions should be considered:

•Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

•Is the information nonpublic? How was the information obtained? To whom has this information been provided? Has the information been disseminated broadly to investors in the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation? Is it on file with the Securities and Exchange Commission?

If, after consideration of the above, it is found that the information is material and nonpublic, or if the person has questions as to whether the information is material and nonpublic, Ariel entity employees should take the following steps before any trade is executed:

•Report the matter immediately to the Chief Compliance Officer;

•The securities should not be purchased or sold by the person or on behalf of others, including a Client;

•The information should not be communicated inside or outside any Ariel entity, other than to the Chief Compliance Officer; and

•After the issue has been reviewed, the Chief Compliance Officer will instruct the person as to whether to continue the prohibitions against trading and communication, or allowing the trade and communication of the information.

Disinterested Trustees, Disinterested Directors and Outside Board Members are encouraged to discuss any questions regarding potential inside information relating to Ariel Investments, the Trust, Ariel Alternatives or Project Black ManCo with counsel for Ariel Investments, Ariel Alternatives, Project Black ManCo, the Trust or Independent Trustees.

3. Contacts with Public Companies

Contacts with public companies represent an important part of Ariel Investments’, Ariel Alternatives’, and Project Black ManCo’s research efforts. Ariel Investments, Ariel Alternatives and Project Black ManCo may make investment decisions on the basis of the firm’s conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, an Ariel Investments, Ariel Alternatives or Project Black ManCo employee or other person subject to this policy becomes aware of material, nonpublic information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to the analyst or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such a situation, Ariel Investments,

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Ariel Alternatives and/or Project Black ManCo (as applicable) must make a judgment as to its further conduct. For the protection of the company and its employees, the Chief Compliance Officer should be contacted if an employee believes that Ariel Investments, Ariel Alternatives, Project Black ManCo or its employees have received material, nonpublic information.

4. Expert Networks

Ariel Investments policy does not make extensive use of expert network firms in connection with its investment research. This policy is set forth in Section 8.8 of Ariel Investments’ compliance manual (pertaining to portfolio management). If an Ariel Investments’ research team employee would like to utilize such a firm, the procedures therein require, among other things, prior written approval by the team’s Director of Research and the Chief Compliance Officer as well as the implementation of other controls imposed by the Chief Compliance Officer.

Ariel Alternatives’ and Project Black ManCo’s policy allows for the utilization of expert network firms in connection with its investment research so long as such utilization is approved, in advance, by the Chief Compliance Officer, and controls imposed by the Chief Compliance Officer are followed by the business.

5. Tender Offers

Tender offers represent a particular concern in the law of insider trading for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company’s securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the Securities and Exchange Commission has adopted a rule which expressly forbids trading and “tipping” while in possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Persons subject to this policy should exercise particular caution any time they become aware of nonpublic information relating to a tender offer.

6.Service on Company and Non-Profit Boards of Directors and Other Outside Business Activities

Ariel Investments does not buy for its clients securities of privately held companies or securities issued by a public company for which an Ariel Investments employee serves as a director. Ariel Alternatives and Project Black ManCo do not buy for its clients securities issued by a public company for which an Ariel Alternatives or Project Black ManCo employee serves as a director. That said, employees serving on company or non-profit boards of directors may receive material, nonpublic inside information about other public companies. Additionally, employees engaged in other outside business activities may also receive such information. If an employee believes they have received material, nonpublic information about a public company, they should contact the Chief Compliance Officer in accordance with the procedures set forth in Section 2 “Identifying Inside Information” above.

7. Prior Employment Arrangements

A new employee’s prior employment may raise concerns specific to the employee possessing material, nonpublic information regarding a public company. New employees possessing such information should meet with the Chief Compliance Officer who will develop information barriers in consultation with the employee and the employee’s supervisor.

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Exhibit B

Supplemental Procedures for Discretionary Accounts

The following procedures govern the Code’s requirements for Discretionary Accounts.

1.Accounts qualifying as Discretionary. To qualify as a Discretionary Account, you and the trustee, broker or adviser (“third party manager”) for the account will agree that you or your Immediate Family Member or Domestic Partner will not have any direct or indirect influence or control over the account. You or your Immediate Family Member or Domestic Partner may, however: (a) inform the third party manager of general investment objectives, such as a need for income, the degree of risk tolerance, and general mix and asset allocation guidelines; and (b) receive confirmation statements or monthly statements in regular course after transactions are effected. You or your Immediate Family Member or Domestic Partner may not either direct or suggest to the third party manager any purchases or sales of investments, or consult with the third party manager as to the particular allocation of investments to be made in the account.

2.Prior Approval of these Accounts Required. In order to be exempt from the provisions outlined in paragraph 3 below, you must obtain prior written approval of the Chief Compliance Officer before opening a Discretionary Account. You should discuss the proposed account with the Chief Compliance Officer, who will review the identity of the account holder; the identity of the trustee, broker or adviser having investment discretion; and the written terms of the arrangement.

3.Code Exemptions for Approved Discretionary Accounts. An approved Discretionary Account relieves you ONLY from the prohibitions of Section D (other than the prohibitions of D.7) and the reporting obligations imposed by Sections E.3, E.4 and E.5, and the reporting obligations imposed by Section E.2 relating only to Reportable Securities. You are still subject at all times to general insider trading restrictions as well as the high fiduciary standards expected from all Advisory Persons.

4.Initial and Annual Certifications. You will initially and annually certify, in substantially the following form:

The undersigned certifies that, as of this day and for the period since the last certification or the establishment of the Discretionary Account, you or your Immediate Family Member or Domestic Partner has had no direct or indirect influence or control over any particular transaction made or to be made in the account and the third party manager has made all investment decisions without informing you or your Immediate Family Member or Domestic Partner as to the transaction until after the transaction has been effected.

5.Termination of Arrangements. If at any time you or your Immediate Family Member or Domestic Partner determines to exercise any influence or control over the account, including consulting with respect to any particular transaction, you must give prior notice to the Chief Compliance Officer. The account will then be subject to all provisions of the Code, and the exemptions in paragraph 3 of these procedures will be revoked.

6.Chief Compliance Officer Discretion. The Chief Compliance Officer has discretion to withhold approval of blind trust or discretionary accounts arrangements, or at any time to impose additional or different conditions on such accounts.

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Exhibit C

Code of Ethics Certification for Employees

I acknowledge that I have received and read a copy of the Code of Ethics, as amended December 31, 2023, for Ariel Investment Trust, Ariel Investments, LLC, Ariel Distributors, LLC, Ariel Alternatives, LLC and Project Black Management Company, LLC. I understand my responsibilities under the Code of Ethics and agree to comply with all of its terms and conditions. I further agree that my adherence to the Code of Ethics is a condition of employment with Ariel Investments, LLC, Ariel Alternatives, LLC, and/or Project Black Management Company, LLC, as applicable. I will retain a copy of this Code of Ethics for future reference.

I further certify that I have complied with the requirements of the Code of Ethics, as amended December 31, 2023, and I have disclosed or reported all personal securities transactions and accounts required to be disclosed or reported pursuant to such Code of Ethics.

Code of Ethics Certification for Disinterested Trustees, Outside Board Members or Covered Board Members

I acknowledge that I have received and read a copy of the Code of Ethics, as amended December 31, 2023. I understand my responsibilities under the Code of Ethics and agree to comply with all of its terms and conditions. I will retain a copy of this Code of Ethics for future reference.

I further certify that I have complied with the requirements of the Code of Ethics, as amended December 31, 2023, and I have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to such Code of Ethics.

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